Filed Pursuant to Rule 433

Registration No. 333-261901

**Full Pricing** $1,033.47mm (Offered) Santander Drive Auto Receivables Trust SDART 2023-2

Lead Managers: Citi (str.), Deutsche Bank, Santander US Capital Markets

Co-Managers: Cabrera Capital Markets, Mischler Financial

Capital Structure:

CL	AMT(MM)	WAL	M/S	P.WIN	E.MTY	L.MTY	BENCH	SPRD	YLD	CPN	PX

A-1	140.00	0.14	P-1/A-1+	1-3	08/2023	05/15/2024	I-Curv		<<RETAINED>>
A-2	415.00	0.63	Aaa/AAA	3-15	08/2024	03/16/2026	I-Curv	+88	5.950	5.870	99.99539
A-3	214.49	1.68	Aaa/AAA	15-26	07/2025	07/15/2027	I-Curv	+100	5.269	5.210	99.99672
B	156.97	2.54	Aaa/AA	26-35	04/2026	05/15/2028	I-Curv	+145	5.298	5.240	99.99898
C	247.01	3.66	Aa1/A	35-49	06/2027	12/16/2030	I-Curv	+190	5.542	5.470	99.97007

*NO GROW*

– Deal Summary –

Deal Size : $1,033.47mm (Offered)

Settle : May 17, 2023

Offering Format : 144A (A-1) / SEC (A2-C)

First Pay Date : June 15, 2023

ERISA : A2-C: Yes

Exp. Ratings : Moody’s / S&P

Min Denoms : $1K x $1K (Class A-C)

BBG Ticker : SDART 2023-2

B&D : Citi

Delivery : DTC, Euroclear, Clearstream

– Available Information –

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name: XSDAR2302 Password: X2JB

* Deal Roadshow Link: https://dealroadshow.com/e/SDART20232 Passcode: SDART20232

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.